Exhibit (a)(1)(G)

Bohai Leasing enters into Exclusivity Agreement with Avolon to acquire

100% interest in Avolon for US$32 per share

Dublin | August 10, 2015: Avolon (NYSE: AVOL), the international aircraft leasing company, announces that today it has entered into an Exclusivity Agreement (the “Exclusivity Agreement”) with Bohai Leasing Co., Ltd. (SZSE: 000415) (“Bohai”) granting Bohai exclusivity to negotiate with Avolon until September 7, 2015 (the “Exclusivity Period”) with respect to the possible acquisition of 100% of the issued and outstanding common shares of Avolon at a price of US$32 per share (the “Transaction”). During the Exclusivity Period, Bohai and Avolon will endeavour to negotiate definitive agreements on terms previously discussed and accepted by the parties. Bohai’s offer is subject to completion of satisfactory and customary due diligence.

In connection with Bohai’s obligations under the Exclusivity Agreement, Bohai will make a good faith deposit of US$50 million into an escrow account within two business days, which amount will be in addition to the US$25 million currently held in escrow in connection with the cash tender offer made by Bohai on July 31, 2015 (the “Offer”), for an aggregate deposit of US$75 million. Avolon will be entitled to receive the US$75 million deposit in certain circumstances, including if Avolon is willing to execute definitive documents in connection with the Transaction and Bohai is unable or unwilling to do so. Upon execution of definitive documents in connection with the Transaction, the US$75 million deposit will be increased by Bohai to $250 million, payable to Avolon in the event the Transaction is not consummated under certain circumstances.

Pursuant to the Exclusivity Agreement, Avolon and Bohai will amend the Investment and Tender Offer Agreement, (the “Agreement”) dated July 14, 2015 between Avolon, Bohai and an indirect wholly owned subsidiary of Bohai, to extend the expiration time of the Offer to midnight at the end of the day on September 18, 2015.

Avolon remains subject to the Agreement. There can be no assurances that Avolon and Bohai will enter into a binding agreement to consummate the Transaction or that Avolon’s Board of Directors will approve such Transaction. Avolon continues to carefully evaluate the Transaction and the terms and conditions of the definitive documents relating to the Transaction with its financial and legal advisors and continues to negotiate the terms of the Transaction with Bohai.

If Bohai and Avolon enter into a binding agreement to consummate the Transaction prior to the consummation of the Offer, the Agreement and the Offer will be terminated.

Important Information

This communication is not an offer to purchase or a solicitation of an offer to sell shares of Avolon’s common stock. The solicitation and the offer to purchase shares of Avolon’s common stock has been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Bohai has filed with the Securities and Exchange Commission (the “SEC”). In addition, Avolon has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Transaction is a separate and distinct transaction from the tender offer set forth in and contemplated by the Schedule TO and Schedule 14D-9.

AVOLON STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TENDER OFFER TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov or by contacting Avolon’s Investor Relations Department by e-mail at ir@avolon.aero

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Note Regarding Forward-Looking Statements

This document includes forward-looking statements, beliefs or opinions, including statements with respect to Avolon’s business, financial condition, results of operations and plans. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control and all of which are based on our management’s current beliefs and expectations about future events. Forward-looking statements are sometimes identified by the use of forward-looking terminology such as “believe,” “expects,” “may,” “will,” “could,” “should,” “shall,” “risk,” “intends,” “estimates,” “aims,” “plans,” “predicts,” “continues,” “assumes,” “positioned” or “anticipates” or the negative thereof, other variations thereon or comparable terminology or by discussions of strategy, plans, objectives, goals, future events or intentions. These forward-looking statements include all matters that are not historical facts. Forward-looking statements may and often do differ materially from actual results. No assurance can be given that such future results will be achieved.

These risks, uncertainties and assumptions include, but are not limited to, the ability of Bohai to obtain the requisite shareholder approvals required to complete the tender offer, the satisfaction of the conditions to the consummation of the proposed transaction, the timing of completion of the proposed tender offer and the impact of the announcement or consummation of the proposed transaction on Avolon’s relationships, including with employees, suppliers and customers. In addition, there can be no assurance that the exclusivity agreement or accompanying negotiations will result in the consummation of an acquisition of Avolon. These and other important factors, including those discussed under “Item 3. Key Information—Risk Factors” included in Avolon’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on March 3, 2015, may cause Avolon’s actual events or results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements contained in this document. Such forward-looking statements contained in this document speak only as of the date of this document. Avolon expressly disclaims any obligation or undertaking to update these forward-looking statements contained in this document to reflect any change in Avolon’s expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law.

More detailed information about these and other factors is set forth in the Annual Report on Form 20-F which is available on the Avolon website, www.avolon.aero and has also been filed with the U.S. Securities and Exchange Commission.

Bravia Capital is serving as exclusive financial advisor to Bohai, and Sidley Austin LLP is serving as Bohai’s legal counsel. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are serving as financial advisors to Avolon, and Weil, Gotshal & Manges LLP is serving as Avolon’s legal counsel.

ENDS

About Avolon Holdings Limited

Avolon is an international aircraft leasing company, headquartered in Ireland, with regional offices in China, Dubai, Singapore and the United States. Avolon provides aircraft leasing and lease management services. At June 30, 2015, Avolon had an owned, managed and committed fleet of 260 aircraft serving 56 customers in 33 countries. See: www.avolon.aero

About Bohai Leasing Co., Ltd.

Bohai Leasing is a Chinese public company listed on the Shenzhen Stock Exchange, and is the only listed leasing company in China. Bohai owns a portfolio of world class equipment and transportation asset leasing companies and is a majority controlled subsidiary of the HNA Group of PRC (“HNA”). For more information, please visit Bohai’s website: www.bohaileasing.com/en/

Avolon Contacts

Dónal O’Neill	T: +353 1 231 5843	M: +353 87 251 1799	E: ir@avolon.aero
Jonathan Neilan	T: +353 1 663 3686	M: +353 86 231 4135	E: ir@avolon.aero
Jennifer Peters	T: +353 1 663 3684	M: +353 87 178 7021	E: ir@avolon.aero

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